Exhibit 99.2

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES CASH TENDER OFFER FOR ANY AND ALL 5.00% SENIOR NOTES DUE 2023

NASHVILLE, Tenn. (February 9, 2021) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that its subsidiaries, RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together with the Operating Partnership, the “Issuers”), have commenced a cash tender offer (the “Tender Offer”) for any and all of their outstanding $400 million aggregate principal amount of 5.00% senior notes due 2023 (the “2023 Notes”), which were jointly issued by the Issuers and are jointly and severally guaranteed, on an unsecured unsubordinated basis by the Company and its subsidiaries that guarantee the Company’s senior secured credit facility.

The Tender Offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated February 9, 2021 (as it may be amended or supplemented, the “Offer to Purchase”), the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”) and the related notice of guaranteed delivery (as it may be amended or supplemented, the “Notice of Guaranteed Delivery,” together with the Offer to Purchase and the Letter of Transmittal, the “Offer Documents”).

The Tender Offer is scheduled to expire at 5:00 p.m. New York City Time on February 16, 2021, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as each may be extended, the “Expiration Time”). Holders of the 2023 Notes who validly tender (and do not validly withdraw) their 2023 Notes prior to the Expiration Time, or who comply with the procedures set forth in the Notice of Guaranteed Delivery, will be eligible to receive in cash $1,005.00 for each $1,000 principal amount of 2023 Notes that are accepted for purchase in the Tender Offer (the “Purchase Price”), plus accrued and unpaid interest on such 2023 Notes from the October 15, 2020 interest payment date up to, but not including, the settlement date for the Tender Offer, which is expected to be February 17, 2021 (the “Settlement Date”). The settlement date for any 2023 Notes tendered pursuant to a Notice of Guaranteed Delivery is expected to be February 19, 2021. All accrued and unpaid interest on the 2023 Notes from the October 15, 2020 interest payment date up to, but not including, the Settlement Date will cease to accrue on the Settlement Date for all 2023 Notes accepted for purchase pursuant to the Tender Offer, including those tendered pursuant to the Notice of Guaranteed Delivery.

Certain information regarding the 2023 Notes and the terms of the Tender Offer is summarized in the table below.

Title of Security	CUSIP Numbers/ISINs	Principal Amount Outstanding	Purchase Price per $1,000 principal amount of 2023 Notes
5.00% Senior Notes Due 2023	749571 AD7 / US749571AD71	$400,000,000	$1,005.00

Tendered 2023 Notes may be validly withdrawn at any time (i) at or prior to the earlier of (x) the Expiration Time and (y) in the event the Tender Offer is extended, the tenth business day after commencement of the Tender Offer, and (ii) after the 60th business day after the commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days after the commencement of the Tender Offer.

The Tender Offer is conditioned upon the satisfaction of certain conditions that may be waived or changed, including the completion by the Issuers of an offering (the “Notes Offering”) of senior unsecured notes (the “New Notes”) on terms satisfactory to the Issuers in their sole discretion, generating aggregate proceeds (before underwriters’ discounts and commissions and other offering expenses) of at least $400 million. The Tender Offer is not conditioned upon any minimum amount of 2023 Notes being tendered, and the Notes Offering is not conditioned on the completion of the Tender Offer.

The Tender Offer may be amended, extended, terminated or withdrawn in the Company’s sole discretion and subject to applicable law.

There is no assurance that the Tender Offer will be subscribed for in any amount. The Company intends to redeem, in accordance with the terms of the indenture governing the 2023 Notes, any of the 2023 Notes that remain outstanding after the expiration of the Tender Offer. The redemption price of the 2023 Notes, excluding accrued but unpaid interest, on the anticipated April 15, 2021 redemption date, is 100.00% of their principal amount, which is less than the Purchase Price.

The Company has retained J.P. Morgan Securities LLC to serve as the exclusive dealer manager for the Tender Offer and D.F. King & Co., Inc. to serve as the tender agent and information agent for the Tender Offer.

Questions regarding the terms of the offer may be directed to J.P. Morgan by calling (866) 834-4666 (toll-free) or (212) 834-4087 (collect). Requests for documents should be directed to D.F. King & Co., Inc. by calling (212) 269-5550 (for banks and brokers), or (866) 829-0542 (for all others toll free), or emailing rhp@dfking.com. Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/rhp.

None of the Issuers, their boards of directors, the dealer manager or D.F. King, or any of their respective affiliates, is making any recommendation as to whether holders should tender any 2023 Notes in response to the Tender Offer. Holders should make their own decision as to whether to tender their 2023 Notes and, if so, the principal amount of 2023 Notes to tender.

This press release does not constitute an offer to buy nor a solicitation of an offer to sell any 2023 Notes or any other securities of the Issuers, including the New Notes, nor shall it constitute a notice of redemption under the indenture governing the 2023 Notes, nor will there be any offer or sale of any 2023 Notes or other securities, including the New Notes, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

* The Company owns the Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Tender Offer, including its timing, expiration and settlement, the issuance of the New Notes by the Issuers, and the planned redemption of any 2023 Notes that remain outstanding following the expiration of the Tender Offer. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
615-316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Senior Vice President of Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
615-316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com